FINAL TRANSCRIPT

CONFERENCE CALL TRANSCRIPT

SHFL - PRELIMINARY 2007 SHUFFLE MASTER, INC. EARNINGS CONFERENCE CALL

EVENT DATE/TIME: MAR. 13. 2007 / 5:30AM PT

CORPORATE PARTICIPANTS

 Jerry Smith

 Shuffle Master - SVP & General Counsel

 Rich Baldwin

 Shuffle Master — SVP & CFO

 Mark Yoseloff

 Shuffle Master - Chairman & CEO

CONFERENCE CALL PARTICIPANTS

 Bill Lerner

 Deutsche Bank - Analyst

 Joe Greff

 Bear Stearns - Analyst

 Aimee Marcel

 Jefferies & Co. - Analyst

 Adam Steinberg

 Morgan Joseph & Co. - Analyst

 Ryan Worst

 Brean Murray Carroll & Co. - Analyst

 Robert Vermylen

 Axial Capital - Analyst

 David Vas

 Bank of America - Analyst

 TRANSCRIPT

Editor

 Good morning, ladies and gentlemen, and welcome to the Shuffle Masters Business Update conference call. At this time all participants are on a listen-only mode. A brief question and answer session will follow the formal presentation. [OPERATOR INSTRUCTIONS.] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jerry Smith, Senior Vice President and General Counsel. Thank you. Mr. Smith, you many now begin.

 Jerry Smith  — Shuffle Master - SVP & General Counsel

 Thank you. Good morning, I am Jerry Smith. With me today are Mark Yoseloff, Chairman of the Board and CEO of Shuffle Master; Paul Meyer, our Chief Operating Officer and President; and Rich Baldwin, our Senior Vice President and Chief Financial Officer.

Today’s conference call is being simultaneously webcast through our website and will also be archived for the next 30 days.

During today’s call, various remarks we make about our future expectations, plans and prospects for the company constitute forward looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures, such as EBITDA, which represent a non-GAAP financial measure. The importance of this measure to investors as well as the reconciliation to the most directly comparable GAAP measure can be found on the Form 8-K, which was filed this morning in regards to yesterday’s press release announcing this conference call.

Now I’ll turn the call over to our CFO, Rich Baldwin.

 Rich Baldwin  — Shuffle Master - CFO

 Thanks, Jerry.

As announced yesterday, our Audit Committee on March 9, in consultation with management, has concluded that our previously issued audited financial statements for fiscal 2006 should be restated because of an error which was discovered in conjunction with the preparation of our Q1 2007 quarterly financials.

The error resulted from the inadvertent failure to eliminate intercompany profit on shuffler inventory that was purchased from our CARD subsidiary, resulting in a $1.6 million overstatement of inventory, and a $1.2 million overstatement of net income. At this time, we are diligently preparing an amendment to our annual report on Form 10-K for the fiscal year ended October 31, 2006, and will file an amendment thereto as soon as possible. As part of the restatement process, the company will also record certain other adjustments for the periods being restated which previously had been considered immaterial, and the company will assess any other potential items for correction as warranted.

As a result of the restatement discussed above, we cannot file our quarterly report on Form 10-Q for the quarter ended  January 31, 2007 within the allowable time period. However, we expect to file our 10-Q as soon as practicable, subsequent to the filing of our amended annual report for fiscal 2006.

Although we are still in the process of finalizing our Q1 10-Q, based on current information, we expect to report the following financial results for the quarter:

Revenue of $37.3 million, in line with what we previously announced on February 27 of a revenue range of $35 million to $38 million; Adjusted EBITDA totaling $10.6 million; and GAAP EPS from continuing ops totaling $0.05

Significant First Quarter highlights are expected to include an increase in our Shuffler installed base of approximately 18%; our third generation MD-2 and One2Six shuffler installed base we expect to increase 149% to 2540 shufflers, and a 50% increase in the installed base of the One2Six to 3,853 shufflers. Our total proprietary table-game installed base we expect to increase about 16% to just under 4,400 tables. The installed base for 3 card poker and Ultimate Texas Hold’em, with the latter being our fastest-growing proprietary table game, we expect an increase in installed base of 9% for 3 card to 1369, and an almost 400% increase in Ultimate Texas Hold’em to just under 170 tables, 169 exactly.

Also during the quarter, we successfully completed the Delaware Table Master installation of 270 seats, which helped increase our electronic table game installed base to approximately 5,000 seats.

A couple of other highlights here — for the quarter we expect to report Vegas Star and rapid table games. We expect the installed base to increase 29% for Vegas Star since the acquisition, as well as 31% for our rapid games since the acquisition of those products.

Electronic table game revenue we expect at $5.5 million, increasing 110% over last year and about 30% increase over the immediately preceding quarter.

Further detailed analysis of our Q1 results will be included in our quarterly report on Form 10-Q. The Q1 financial information just mentioned is presented based on the assumption that the restatement of our financial statements for the fiscal year ended October 31, 2006 will not have any impact on our financial statements as of and for the periods ended January 31, 2007 and January 31, 2006. Neither our Audit Committee nor Management has any knowledge of any further material errors in our financial statements for these periods or for any other periods except for certain adjustments for the periods being restated which previously had been considered immaterial. However, in the process of restating our financials for 2006, we may discover other errors which may have an impact on our reports for that fiscal year, prior fiscal years, or for all or a portion of fiscal 2007.

With that, I will now turn the call over to Mark.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Thanks, Rich.

As we previously communicated on February 27, we are currently evaluating all of our business segments in an effort to maximize long-term revenue growth, improved gross margins, and reduce operating costs. And we expect to implement certain changes as a result from this evaluation.

Although we are not in a position to expand on much of this strategy at this time, we do expect to clarify matters over the next few months. Cost reduction efforts in product manufacturing, operational streamlining, and tighter cost controls are being incorporated. By way of example, we have recently relocated a senior financial person from Las Vegas to Sydney, Australia, where she will serve as CFO of Stargames. This move should assure a continuing smooth integration for appropriate financial controls at the Stargames subsidiary.

Before going to Q&A, let me provide both some historical perspective and a look at our long-term opportunity. This, by no means, minimizes our first-quarter shortfalls; rather it should provide some assurance that Shuffle Master remains formidable and very capable of creating value for shareholders.

At several points in our history, Management was faced with balancing the need to develop a broader long-term strategy, with a possible short-term impact that such a strategy might cause. In 1998, and again in the early 2000s, when faced with this issue, Management chose a long-term growth strategy which caused some serious short-term upheaval and related drop in shareholder confidence. In both cases, the company emerged bigger and stronger, and rewarded long-term shareholders with substantially more value.

Today, I believe that the patient pursuit of a focused growth strategy will again lead to a broader, more diverse, and stronger Shuffle Master. Notwithstanding our short-term issues, our products continue to gain acceptance worldwide, and with the proper strategy and execution, our financial results should continue to show steady improvement throughout fiscal 2007 and beyond.

Let me briefly outline this strategy. First, our utility segment continues to perform well, and given our market leadership, we will continue to introduce next generation technology, driving replacement cycles for our products. This year we are focused on continued penetration of the MD-2 and One2Six shufflers. And by midyear, we expect to be shipping the Ideal shuffler, our new single-deck specialty shuffler, which we believe will be very successful.

Within our felt-based proprietary table game business, we continue to increase the number of titles we manage, and look forward to introducing bad-beat versions of 3 card poker, 4 card poker and Ultimate Texas Hold’em, and progressive versions of 3 Card Poker, and Fortune Pai Gow Poker and Ultimate Texas Hold’em, Both domestically and internationally. We continue to make progress and expect to add to our current installed based of almost 4,400 tables throughout the year. And by the way, this will allow us to generate revenue from previously sold lifetime license tables.

In addition to physical table games, our multiplayer electronic table game business is well positioned; and a bright spot, even in the current quarter, is that category revenue is $ 5.5 million, representing a 30% increase over the immediately preceding quarter, and a 110% increase over the first quarter of 2006.

As was the case with the historical growth of our shuffler and proprietary table game businesses, revenue growth in the multiplayer area will evolve, and with patience, we will play an increasingly larger role in the market worldwide. In particular, as we gain important jurisdictional regulatory approval over the next few weeks and months, there is significant market demand for these products in markets like Pennsylvania and New Jersey.

So in closing, I’d like to remind you that Shuffle Master is still an industry innovator, with proven products and a global infrastructure. We need to work very hard to correct some of the short term issues that we face, but we are already far along in our analysis of the issues, and believe that we will be able to present concrete solutions in the near future.

And with that, I’d like to ask the Operator to open the floor to questions.

 QUESTION AND ANSWER

Operator

 [OPERATOR INSTRUCTIONS.]

The first question is coming from Bill Lerner from Deutsche Bank. Please proceed with your question.

 Bill Lerner  — Deutsche Bank - Analyst

 Thanks. Hey guys.

Two questions — one, maybe for Rich, Rich can you just confirm on this restatement that those shufflers have shipped already? So we’re really just talking about a shift in timing for this, I guess what it amounts to be is roughly $0.03.

 Rich Baldwin  — Shuffle Master - CFO

 Yes, I mean, basically as we indicated, that was just an intercompany purchase; the shufflers were sitting on our inventory here in Las Vegas at the end of the fiscal year. At this time, I believe we have shipped the majority of those, and if we haven’t shipped all of them yet, I would anticipate that they will all be shipped relatively soon.

 Bill Lerner  — Deutsche Bank - Analyst

 That’s helpful. And then the second question is, and this is for Mark or for you, Rich. If it’s assuming you are, can you just give us a sense of why you’re confident that earnings will re-accelerate from here? Is it Pennsylvania, which sounds close for video tables? Is it Macau, obviously there’s some big openings in the near term? I think the sentiment suggests that because of this, the end of the Elixir deal, that the lights are off and no one’s home in Macau? I don’t get the sense that that’s really the case.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Let me comment on that. First of all, we still continue to have some of the industry’s most important products, particularly in markets like Macau. And we certainly did lose some time in Macau, and as we indicated when we terminated this agreement, both parties determined that it was in their individual best interest to terminate. Our plan in Macau now is to sell directly to all of the properties there. We have actually had excellent results over the last year with the properties managed or run by US-based companies, and we were selling to them directly.

The other properties in Macau, we’ve had excellent relationships for years — in fact our first international sales of shufflers back in the early 90s was to Stanley Ho. So I’m looking forward to us using our sales office and sales force there to be able to move a lot of product into that market. Also, as you know, there are several major openings coming during the course of this year, and we already asked for preview visibility there.

As far as just the general tone of business, our first quarter, because it is November, December, and January, which you know that’s Thanksgiving, Christmas, and New Year’s, plus a lot of our customers’ capital budgets have been exhausted by that point in the year; it’s always a relatively weak quarter for us. Add that to the few other items that we mentioned in our pre-release, and it just wasn’t a very good quarter. We certainly are taking steps now to improve, and hopefully every quarter will show improvement over the previous one. But as we get into later into our fiscal year, we’re also into a time period where there’s simply more budget available for our customers to take new product, both in purchases and leases.

Finally, we’re expecting a number of product approvals during the course of this year. So, for example, We’re very hopeful that our Table Master unit will have an approval in Pennsylvania within the next few weeks. There is already business there, so as soon as we have our approval, we’ll be able to ship to that market. We’re hoping to get a field trial sometime soon with rapid in New Jersey. Again, there’s a lot of demand for rapid roulette in that market. We plan to ship the Ideal shuffler there later this year. So there’s an awful lot of good news coming.

At the same time, we’re working very diligently to cut costs. And so, for example, we’ve already taken steps to reduce things like some of the spending that we do on regional trade shows, just generally tighten our belts, and hunker down. And we’re no strangers to this; and a final comment — in 1998, our revenue was actually lower than our 1997 revenue; we again were remaking ourselves, as we have several times over the years, and we’re no strangers to tightening our belts and working very hard to provide value to our shareholders. So we see a lot of reasons why the outlook is positive.

 BILL LERNER  — DEUTSCHE BANK - ANALYST

 Okay. Thanks.

Operator

 Our next question is coming from Joe Greff with Bear Stearns. Please proceed with your question.

 Joe Greff  — Bear Stearns - Analyst

 Good morning. One quick question — Rich, what was the gross profit margin in fiscal 1Q?

 Rich Baldwin  — Shuffle Master - CFO

 Joe, we’re really not in a position to disclose any more detail on the quarter other than what we’ve put in the release. But certainly when we file the Q, all that information will be available.

 Joe Greff  — Bear Stearns - Analyst

 And then, can you just talk about the bigger picture question for Mark. Aside from remaking, and reinventing, and repositioning the company, do you think the economics from your perspective, the economics from your business to Shuffle Master have changed? And what has changed over the last few years?

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 A lot of things have changed. I have a lot of perspective here because I was here almost from day 1, when we had one shuffler product and it took us 4 years to get 500 shufflers placed. And so an awful lot has changed over the years; in the last few years, there certainly has been more selling than leasing — we’re very aware of that. There are some interesting data points, however. I know one of the factors that reduced our earnings in Q1 was the fact that we sold substantially fewer life-time licenses to Table Games than we have in past quarters. And part of that is the rebuilding of our lease base. And so I think probably our lease revenue from felt-based table games was up a bit in the quarter, and should continue to increase. Things like the introduction like our progressive and our bad beat will allow us to generate recurring monthly revenue from previously sold lifetime licenses. It’s very important to our strategy.

We’re not strangers to this, and frankly, our company is a difficult company to model. And I understand that, and I actually sort of sympathize with those trying to model it. But another important data point is that an awful lot of the Table Master units that we’re placing now are either on lease or participation. And so, you know, we’re just as aware as anyone else of the balance between these two, Joe. To some extent, we’re at the mercy of our customers, and when our customers are more interested in operating revenue than they are in capital spending, they’re going to be buyers, when operating results matter. When they want to cut back on capital spending, then they typically are leasers. When we’re early in a product cycle, typically there’s leasing; as products mature, typically there’s more buying.

It’s a balance. Although the end result was a dip in revenue and earnings in this quarter, I don’t believe it is in any way indicative of any long-term issue with our business model. It simply is a moment in time, and I think sometimes a little bit of patience is necessary as we move the model, and the whole point is to optimize the value of each and every asset to us and to our shareholders.

So that’s a very long answer to a short question.

 Joe Greff  — Bear Stearns - Analyst

 Thank you.

Operator

 Our next question is coming from Aimee Marcel with Jefferies & Co. Please proceed with your question.

 Aimee Marcel  — Jefferies & Co. - Analyst

 Thanks. Good morning.

 Rich Baldwin  — Shuffle Master - CFO

 Morning.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Morning.

 Aimee Marcel  — Jefferies & Co. - Analyst

 Where are we right now with the regulatory approval process for Stargames in the US?

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 There’s not one regulatory process, obviously. We’re in various stages in various places. Stargames has two major product categories: the rapid series of games, which is a live dealer, but electronic wagering; and the Vegas Star series of games, which is all electronic. We’ve recently had some important approvals for Vegas Star from GLI, and that will now allow us to roll this out to more jurisdictions. Where we have Vegas Stars, which primarily right now, California, they’re performing well, and I anticipate that we’ll be able to gain some pretty good acceptance, particularly with games like Vegas Star roulette, as we move out into other regions.

The rapid series of games is approved in Nevada, where, by the way, we have significant placement of rapid roulette on the Las Vegas strip and in other parts of Nevada; and it is submitted for approval in a number of places. As I said in my prepared remarks, there’s a lot of demand for rapid roulette in markets like New Jersey, but it’s a long approval process. But we’re hopeful that we’ll get our field trail in New Jersey sometime in the next several months, but there’s no guarantee of that. But once we are into the process and approved, our expectation is that we’ll make significant placements in that market. Rapid is submitted in a number of jurisdictions; and so I would say that over the next six months to a year, we can expect a number of approvals in a number of markets, and the accompanying placements of units.

Again, it’s the patient pursuit of a focused strategy. We’re submitting, we’re getting our approvals, we’re placing our units — where we have placed electronic tables whether thats rapid roulette on the Las Vegas strip, or Table Masters in Delaware, the results are pretty darn good.

 Aimee Marcel  — Jefferies & Co. - Analyst

 Okay. So Vegas Star’s approved through GLI; why wouldn’t you try to do Vegas Star in Pennsylvania instead of Table Master? It seems a little redundant.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Well, these are two different products, even though they’re both all-electronic. Table Master is a smaller footprint, 5-station electronic table. It’s a very specific model, and we offer a number of our games. We offer both public domain games like blackjack but with our Royal Match side bet; we offer 3 Card Poker, Let It Ride, Dragon Bonus Baccarat, soon we’ll have Ultimate Texas Hold’em on that product.

Vegas star, on the other hand, these are individual terminals which can be configured anywhere from 1 or 2 or 3 up to 50 or 100 terminals. So we have places where we have Vegas Star roulette and 40 or 50 terminals. So it’s a, actually, a very different product.

As we get Vegas Star approvals, I think it is very possible that particularly the racino markets where we already have Table Masters placed, may add Vegas Star roulette, which, again, is the best way to offer roulette in those markets.

So the answer is both these products have specific homes of reason, and we’re basically trying to get both approved. There really is very little overlap between the two.

 Aimee Marcel  — Jefferies & Co. - Analyst

 So you never plan on joining those two together?

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Yes. In the long run, right now, we have several different platforms. Different software engines, if you like. I believe at some point in the future it is very likely that there will be one engine driving all the models, and it will simply be a matter of configuration and cabinetry.

 Aimee Marcel  — Jefferies & Co. - Analyst

 Okay. Thank you.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 You’re welcome.

Operator

 Our next question is coming from Adam Steinberg with Morgan Joseph & Co. Please proceed with your question.

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 Thank you. Rich, you mentioned a couple times GAAP EPS for the quarter, and you’ve alluded to other items in your comments. What are some of those other items that you’re talking about, and are those items, are they writedowns? Are they inventory obsolescence? Is it related to this adjustment that was, perhaps ought to be excluded or be kind of, we would look at it a little differently?

 Rich Baldwin  — Shuffle Master - CFO

 I think, if I’m understanding your questions, as part of the fiscal year 2006 audit, if you will, or just the reporting of that fiscal year, as is the case on any audit or any year you typically have some smaller insignificant adjustments that might fall out of that that are just deemed immaterial. So we just basically, those sit out there and we deem them immaterial, so nothing is recorded. So basically now that we have to go back and restate for this known error that we’ve discovered, and preparation and finalization of our Q1 results, these known adjustments will ultimately need to get incorporated into the fiscal 2006 amended 10-K.

But as I mentioned, these adjustments were previously deemed immaterial, and now that we’re restating, we will go ahead and book those adjustments.

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 Okay. And are there any other times on this quarter, do you have one-time items or recurring items?

 Rich Baldwin  — Shuffle Master - CFO

 As far as in the preliminary results for Q1?

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 Yes.

 Rich Baldwin  — Shuffle Master - CFO

 When you say one-time, from our perspective, I’ll tell you that when we ultimately report the results for the quarter, the $0.05 number that we discussed on a preliminary basis would be an operating number, there’s not anything of any one-off in nature that would impact that number for the good or for the bad.

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 Okay. And I know this is early in terms of your integration of Stargames, but you are required under the new regulations to do a revaluation of all assets on a yearly basis. Is there a potential there for Stargames to be written down, perhaps looking to divest some or all of that business?

 Rich Baldwin  — Shuffle Master - CFO

 Well, you know, as far as every year, we test, we have to test for impairment, and certainly I think it’s too premature for us to discuss anything in that regard. And as far as the divestiture of anything related to Stargames, again, we’re not in a position to comment on any of that at this point.

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 This is just sort of — I’m just trying to understand your accounting practice processes — I’m not overly concerned, quite honestly, about missing an elimination entry, but what I am trying to figure out is that’s not a person doing it, that’s a software program doing it. What’s your software provider and how you are going to ensure that there are not other glitches in the system, something that could be perhaps a little bit more, bigger or meaningful?

 Rich Baldwin  — Shuffle Master - CFO

 Well, there are, certainly when we discovered this error, it was just that. It was an inadvertent oversight of this inventory, this related, this intercompany inventory purchase. And so we have identified that, we have looked, obviously in this same area as part of our consolidation effort, and the consolidation of the results of where this surfaced. And at this point we satisfied ourselves that we’ve done the best that we can, and the evaluation is still ongoing, but we’re not aware of any other related issues.

So really, Adam, just going forward for us, we would have, you know, it’s all about just making sure we have absolutely sufficient and adequate internal controls around our financial reporting. And Shuffle Master has done a lot of work in that regard over the past two years, as a result of Sarbanes-Oxley, and we along with every other company have made a lot of progress in that regard, but it’s ongoing. You’re never done, and so we’ll continue to evaluate, we’ll continue to strengthen our internal controls, and our financial reporting, and hopefully going forward we will not have any more issues like this.

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 Okay. And then, what sort of flow through will there be — I know you’re not applying much color, but I’m assuming that a lot of this is SG&A related, because revenue is kind of where everybody is, and a lot of the SG&A are R&D related. How are you looking at evaluating the R&D efforts in particular or your head count, and what kind of flowthrough would that lead to?

Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Let me answer that one for you, Adam. It’s Mark.

Probably the one area where we’ll do the least cost-cutting is in R&D. Our company is based on innovative products with a lot of intellectual property protection, and our R&D spending generally, I think, has been reasonably well spent as far as the products we’ve developed. So it may be a bit of trimming here and there and a little more focus, but R&D is one area that we, over the years, have put a lot of time, effort and money into and the result is we’ve gone from one product to hundreds of products.

 Adam Steinberg  — Morgan Joseph & Co. - Analyst

 Okay.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 I think we have time for probably about two more questions.

Operator

 Our next question is coming from Ryan Worst from Brean Murray Carroll & Co. Please proceed with your question.

 Ryan Worst  — Brean Murray Carroll & Co. - Analyst

 Thanks. Good morning, guys.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Hey guy.

 Rich Baldwin  — Shuffle Master - CFO

 Hey, guy.

 Ryan Worst  — Brean Murray Carroll & Co. - Analyst

 Just a question — can you guys provide some color on the number of shuffler placements in the first quarter? I understand that it’s a seasonally slow quarter, but it seems like just as far as sheer number goes, it’s really the lowest total for quite some time. Could you talk about what impacted that, and what you see going forward as far at that upticking up?

 Rich Baldwin  — Shuffle Master - CFO

 Ryan, let me address the first part of that. Again, until we get our 10-Q filed, we’re really not in a position to talk in much detail about the quarter. The one thing I will say, and it’s consistent with what we discussed in our pre-release. You know, we did have a sizable shuffler sale in the quarter, in terms of units being shipped. Just due to the payment terms that were included in that deal, we were required to defer the revenue under US GAAP under revenue recognition. That revenue will be included in Q2, and so if you ... So other than that, again, there’s nothing more we can really say at this point, and certainly when we get our Q out and filed, we’ll be in a position to talk more about it.

 Ryan Worst  — Brean Murray Carroll & Co. - Analyst

All right, that’s it. Thanks.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 We have time for one more.

Operator

 Another question is coming from Robert Vermylen with Axial Capital. Please proceed with your question.

 Robert Vermylen  — Axial Capital - Analyst

 Good morning. I would just like some clarification on the restatement in Q4. Is this a timing issue or is it actually an accounting error?

 Rich Baldwin  — Shuffle Master - CFO

 No, this is Rich here. It’s an error. As we said in the press release, the error was discovered in conjunction with the preparation of our quarterlyy financials for Q1. When we talk about timing, something in an earlier question on the call, we basically, what we meant by that was — we bought the shufflers from CARD, they were sitting in our inventory at the end of the fiscal year. At this point, we’ve shipped most of those now to end customers, I’m not sure if we’d shipped all of them, but eventually we’ll ship every one of them.

 Robert Vermylen  — Axial Capital - Analyst

 Okay. So how does that impact the income statement in Q4?

 Rich Baldwin  — Shuffle Master - CFO

 If you read the press release that was issued yesterday, as of the end of the fiscal year because of the error, inventory was overstated by $1.6 million, and net income was overstated by $1.2 million.

 Robert Vermylen  — Axial Capital - Analyst

 Okay, so, is that coming out of the revenue line as well? Or just the net income line?

 Rich Baldwin  — Shuffle Master - CFO

 No, it’s coming out of — it’s the balance sheet was overstated, then costs of goods sold was understated, and that’s why net income was overstated.

 Robert Vermylen  — Axial Capital - Analyst

 Okay. Great. Thank you.

Operator

 Our next question is coming from David Vas with Bank of America Securities.

David Vas  — Bank of America - Analyst

 Hey guys. I was wondering if you could give us an idea of what response you’re seeing to possibly generating more revenues from licenses that have been previously sold? And a couple follow-ups as well.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Actually, we’ve just gone out with our bad beat bet, and I’ve shown it in one jurisdiction; we’ve had exceptionally strong response to it. It’s an excellent opportunity for us to, again, derive revenue from tables where the base game has been previously sold. This bad beat concept is something that we’ve patented and like all other IP, we’re going to charge a royalty for it. So we’re, our expectations are actually very positive for this one.

Our progressive side bet, same thing. We announced not too long ago that we had done a last license with Progressive Gaming for a suite of 50 patents covering progressives on table games, and there again, when we add a progressive, whether it’s to one of our multi-royalty games or previously sold games, we charge an incremental amount for that progressive side bet. And so it ought to allow us to generate over time some fairly substantial revenue from all these games.

 David Vas  — Bank of America - Analyst

 In terms of, since you mentioned IP, do we discuss a little bit the IP that you picked up with the Stargames products, or are we, should we think of it more of a first mover advantage, particularly with respect to the rapid series?

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Well, I think it’s a combination. We, first of all, have considerable intellectual property wrapped around all of our content. Secondly, we have substantial first mover advantage here. Stargames has an overwhelming lead in Australia, very strong placement in Asia, and certainly games like rapid roulette in North America. So this first mover advantage that we gained in the Stargames acquisition, I think in the long run, when the short term issues are long forgotten, the long term benefits of having all of these electronic table products will do this company an awful lot of good.

And so it’s a combination of both IP and first mover advantage.

 David Vas  — Bank of America - Analyst

 I understand that there’s some issues with the Stargames portfolio, some issues with the Elixir distribution breakup ... what I guess I’m not 100% understanding is what appears to be some softness in the core, on a non-acquisition revenue basis, you guys were down quarter over quarter. So I’m trying to understand is there something else also going on in the Shufflers or table game content or is it just chalking this one up to a soft quarter?

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 You know, it’s a soft quarter, more than anything else. It would have been a stronger quarter, for example,  if we had been able to record the almost $2 million in revenue from one shuffler sale in Asia, which was just an abundance of cautious terms on the purchase that under the RevRec rules, we have to move it Q2. But there’s no fundamental issues here; shufflers are very strong, it’s all about timing.

The other thing is, because there has been a strong movement to purchase, we ran up against the fact that November and December, most of our customers just had no capital budget left. So as we roll into the rest of the year, we see some pretty good sales coming in Asia; we see very strong sales of the iDeal once we can start shipping. As far as table games — table game placements continue, they vary from quarter to quarter, but we’ve grown our table game business quite substantially in the last two years, and no reason to believe we won’t this year again. As far as plain old felt-based games, plus the introduction of bad beat and the progressive, which ought to help us generate additional recurring revenue in that broader category.

You know, it’s a moment in time. We’ve had them before; every time we do... I think part of it, Dave, is the fact that people think they can set their watches by our company. And it doesn’t run on autopilot, and so occasionally you have glare like this. But it’s not indicative of anything other than a quarter like this.

 David Vas  — Bank of America - Analyst

 Last thing. You guys have alluded to, a few times, strategic moves, possibly with respect to the slots business, possibly with respect to a manufacturing or distribution agreement. Would you give us an idea of not only the timing but the potential magnitude with that, how that would change Shuffle Master as we know it at this point?

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 I think we’re going to have to wait to answer that question. We’re evaluating everything. And it’s a detailed, careful analysis of each and every product, each and every category, each and every dollar we spend. As I mentioned in my prepared remarks, there are things we’re doing already. We’re implementing some cost savings in our manufacturing; we’re doing value engineering on our products; we’re eliminating some regional trade shows — we’re doing all kinds of things.

As far as any bigger strategy, I think we’re going to have to wait until we’ve completed the analysis, and then we’ll be very happy to roll that out to everyone and hopefully everyone will be pleased with the result.

 David Vas  — Bank of America - Analyst

 Okay. Good luck. Thanks.

 Mark Yoseloff  — Shuffle Master - Chairman & CEO

 Okay, I think with that, I’m going to draw this to a close. Thank you all for being on today, and I look forward to speaking to you in the future.

Operator

 This concludes today’s conference. Thank you for your participation.

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